News

DENBURY CLOSES PRIVATE NOTE EXCHANGES

PLANO, TX – December 6, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced the closing of its previously announced privately negotiated note exchanges under which holders of approximately $610 million aggregate principal amount of its outstanding senior subordinated notes due 2022 and 2023 exchanged those subordinated notes for approximately $467 million of newly issued senior New Notes (as defined below).  The New Notes consist of approximately $382 million aggregate principal amount of new 9¼% Senior Secured Second Lien Notes due 2022 and approximately $85 million aggregate principal amount of new 3½% Convertible Senior Notes due 2024 (collectively, the “New Notes”).  These exchanges reduce the outstanding principal amount of the Company’s 5½% Senior Subordinated Notes due 2022 to $409 million, and the Company’s 4⅝% Senior Subordinated Notes due 2023 to $377 million.

The New Notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold within the United States, or to or for the account or benefit of any U.S. person, absent registration or an applicable exemption from registration requirements.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions.  The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383